SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               _________________

                                  SCHEDULE 13G
                                 (RULE 13D-102)

         INFORMATION TO BE INCLUDED IN THE STATEMENTS FILED PURSUANT TO
           RULES 13D-1(B), (C), AND (D) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13D-2(B)


                           Mpower Holding Corporation
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   62473L309
                                 (CUSIP Number)

                              September 17, 2003
            (Date of Event Which Requires Filing of this Statement)


 Check the appropriate box to designate the rule pursuant to which this
 Schedule is filed:

     [   ]  Rule 13d-1(b)
     [ X ]  Rule 13d-1(c) (Rule 13d-2(b))
     [   ]  Rule 13d-1(d)


The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  62473L309                                   13G
    1     NAME OF REPORTING PERSON             Aspen Partners
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          13-41187151313
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          [  ] (a)
          [x] (b)
    3     SEC USE ONLY
    4     CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
          NUMBER OF              5     SOLE VOTING POWER
           SHARES                      0
        BENEFICIALLY             6     SHARED VOTING POWER
          OWNED BY                     4,059,291
            EACH                 7     SOLE DISPOSITIVE POWER
          REPORTING                    0
           PERSON                8     SHARED DISPOSITIVE POWER
            WITH                       4,059,291

    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          4,059,291
   10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [  ]

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)  5.6%

   12     TYPE OF REPORTING PERSON
          PN
--------- -------------------

CUSIP NO.  62473L309                                   13G

    1     NAME OF REPORTING PERSON                   Aspen Capital LLC
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          13-41187151313
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          [  ] (a)
          [x] (b)
    3     SEC USE ONLY

    4     CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

          NUMBER OF              5     SOLE VOTING POWER
           SHARES                      0
        BENEFICIALLY             6     SHARED VOTING POWER
          OWNED BY                     4,059,291
            EACH                 7     SOLE DISPOSITIVE POWER
          REPORTING                    0
           PERSON                8     SHARED DISPOSITIVE POWER
            WITH                       4,059,291

    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          4,059,291
   10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [  ]

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)  5.6%

   12     TYPE OF REPORTING PERSON
          00
--------- -------------------

CUSIP NO. 62473L309                                    13G

    1     NAME OF REPORTING PERSON                   Aspen Advisors LLC
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          [  ] (a)
          [x] (b)
    3     SEC USE ONLY
    4     CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
          NUMBER OF              5     SOLE VOTING POWER
           SHARES                      0
        BENEFICIALLY             6     SHARED VOTING POWER
          OWNED BY                     5,275,700
            EACH                 7     SOLE DISPOSITIVE POWER
          REPORTING                    0
           PERSON                8     SHARED DISPOSITIVE POWER
            WITH                       5,275,700

    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          5,275,700
   10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [  ]

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)  7.3%

   12     TYPE OF REPORTING PERSON
          00
--------- -------------------


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
CUSIP NO.  62473L309                                   13G
    1     NAME OF REPORTING PERSON           Nikos Hecht
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          [  ] (a)
          [x] (b)
    3     SEC USE ONLY
    4     CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S. Citizen
          NUMBER OF              5     SOLE VOTING POWER
           SHARES                      0
        BENEFICIALLY             6     SHARED VOTING POWER
          OWNED BY                     5,275,700
            EACH                 7     SOLE DISPOSITIVE POWER
          REPORTING                    0
           PERSON                8     SHARED DISPOSITIVE POWER
            WITH                       5,275,700

    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          5,275,700
   10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [  ]

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)  7.3%

   12     TYPE OF REPORTING PERSON
          IN
--------- -------------------

ITEM 1(A).        NAME OF ISSUER.

                  Mpower Holding Corporation

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

                  175 Sully's Trail, Suite 300, Pittsford, NY  14534

ITEM 2(A).        NAME OF PERSON FILING.

                  1. Aspen Partners, a series of Aspen Capital Partners, LP
                     (the "Partnership")
                  2. Aspen Capital LLC, its General Partner (the "General
                     Partner")
                  3. Aspen Advisors LLC, investment adviser to Aspen Partners &
                     others, including three managed accounts holding securities of the issuer (the "Adviser")
                  4. Nikos Hecht, Managing Member of the General Partner and
                     the Adviser

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.
                  c/o Aspen Advisors LLC
                  152 W. 57th Street, 46th Floor, New York, NY 10019

ITEM 2(C).        CITIZENSHIP.

                  The Partnership, General Partner and Adviser: Delaware Nikos Hecht: U.S. citizen

ITEM 2(D).        TITLE OF CLASS OF SECURITIES.

                  Common Stock

ITEM 2(E).        CUSIP NUMBER.

                  62473L309

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                  (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.

                  (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange
Act.

                  (c) [ ] Insurance company as defined in section 3(a)(19) of the Exchange Act.

                  (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

                  (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

                  (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

                  (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

                  (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

                  (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

ITEM 4.           OWNERSHIP.

                  The Partnership directly owns 4,059,291 shares of the common stock of the Issuer (the "Common Stock"). The General Partner, is deemed to beneficially own 4,059,291 shares of the Common Stock, and the Adviser and Nikos Hecht are each deemed to beneficially own 5,275,700 shares of the Common Stock. There are 72,222,222 shares of the Common Stock outstanding. Thus, the Partnership's ownership percentage of the Common Stock is 5.62%. The General Partner is deemed to beneficially own a 5.62% interest in the Com mon Stock, and the Adviser and Nikos Hecht are each deemed to own an 7.30% interest in the Common Stock. The Partnership, the General Partner, the Adviser and Nikos Hecht each share the power to vote and the power to dispose of 4,059,291 shares of the Common Stock directly held by the Part nership. The Adviser and Nikos Hecht share the power to vote and the power to dispose of an additional 1,216,409 shares of Common Stock. Thus, the Advisor and Nikos Hecht share the power to vote and power to dispose of 5,275,700 shares of Common Stock.

                  The Partnership, the General Partner, the Adviser and Nikos Hecht are filing this amendment at the request of the Issuer, who plans to make use of the information disclosed herein in its own filings with the SEC.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not applicable.


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

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  The Adviser manages investments for several institutional investors and private investment funds, none of whom beneficially owns more than 5% of the Common Stock, except Aspen Partners.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10.          CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  September 17, 2003

                                ASPEN PARTNERS, a series of Aspen Capital
                                Partners, LP
                                By: Aspen Capital LLC, General Partner


                                By:      /s/ Nikos Hecht
                                         Nikos Hecht
                                         Title:  Managing Member


                                ASPEN CAPITAL LLC


                                By:      /s/ Nikos Hecht
                                         Nikos Hecht
                                         Title:  Managing Member



                                ASPEN ADVISORS LLC


                                By:      /s/ Nikos Hecht
                                         Nikos Hecht
                                         Title:  Managing Member

                                NIKOS HECHT


                                By:      /s/ Nikos Hecht
                                         Nikos Hecht






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